Exhibit 99.2


                            ANB FINANCIAL CORPORATION
                              7525 West Canal Drive
                          Kennewick, Washington  99336
                                 (509) 735-0451

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held on July 26, 1996

          The annual meeting of shareholders (including any adjournment or postponement, the "Annual Meeting") of ANB FINANCIAL CORPORATION ("ANB") will be held at the Tri-Cities Country Club, located at 314 Underwood, Kennewick, Washington, at 1:00 p.m., local time, on July 26, 1996, to consider the following matters:

          I. the approval of the Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"), by and among ANB, First Hawaiian, Inc. ("First Hawaiian") and ANB Acquisition Corporation, a wholly-owned subsidiary of First Hawaiian ("Merger Sub"), pursuant to which Merger Sub will merge with and into ANB (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Proxy Statement/Prospectus;

          (2) the election of three directors to serve for terms of three years and until their successors are elected and qualified, or until the effective time of the Merger, as more fully described in the enclosed Proxy Statement/Prospectus; and

          (3) the transaction of such other business as may properly be brought before the Annual Meeting.

          Pursuant to the Bylaws of ANB, the Board of Directors has fixed the close of business on June 20, 1996 as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting.

          Shareholders of ANB are entitled to assert dissenters' rights under Chapter 23B.13 of the Revised Code of Washington in connection with approval of the Merger Agreement, as more fully described in the enclosed Proxy Statement/Prospectus.

          Each share of the common stock of ANB will entitle the holder thereof to one vote on each matter which may properly come before the Annual Meeting.


                                         By order of the Board of Directors,


                                         John Monroe
                                         Secretary

                                         June 25, 1996

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT
             PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND
                THE ANNUAL MEETING,YOU MAY VOTE IN PERSON EVEN IF
                  YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD